UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 23, 2007

Warwick Valley Telephone Company
__________________________________________
(Exact name of registrant as specified in its charter)

New York	0-11174	14-1160510
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

47 Main Street, Warwick , New York		10990
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	845-986-8080

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On April 23, 2007 Warwick Valley Telephone Company (the "Company") issued a press release announcing that the Company entered into an employment agreement on April 20, 2007 with Duane W. Albro, who will serve as President & Chief Executive Officer beginning May 1, 2007. A copy of the press release containing such announcement is found in Exhibit 99.1 hereto, which is incorporated herein by reference.

Mr. Albro, who is 60 years old, has 35 years of telecommunications experience. Starting out as a service technician in 1966 for New York Telephone, he progressed to the level of Group Vice President for NYNEX and Bell Atlantic. From 1997 to 2000, he was in charge of all New York operations as the designated Operating Vice President. Since then he has worked as an industry and investment consultant, was President and CEO of Refinish, a Fort Worth, Texas, cell phone recycling company from 2005 to 2007, was Operations Vice President for Cablevision Systems Corporation in 2002 and 2003, and from 2001 to 2002 he was President of Net2000 Communications, a competitive local exchange carrier (CLEC) providing services to business customers.

Mr. Albro’s employment will be for a three-year period effective from May 1, 2007 but may be terminated at any time upon thirty days’ written notice from either party. He will receive a starting salary of $250,000 per year and a signing bonus of $125,000.

Mr. Albro will be eligible for an annual bonus composed of: (1) 4.5% of the amount by which Operating Income performance is better than the approved annual target, up to a maximum of 15% of his base pay, and (2) a percentage ranging from zero percent to 30 percent of base pay for individual performance in comparison to objectives set annually by the Company’s Board of Directors. For example, satisfying but not exceeding his annual objectives would entitle Mr. Albro to a bonus of 15% of his base pay for this component of the bonus plan.

During each calendar year Mr. Albro is employed under the agreement, he shall be eligible, without any need to exercise any right, to a bonus in the event of an increase in share value during that year. This bonus is equal to the aggregate amount of the increase that would have been experienced by a person holding 50,000 shares if such shares were priced at 120% of market price when the year began.

In order to receive the cash bonus and the stock appreciation bonus, Mr. Albro must be actively employed by the Company on the respective payment dates. In the event that Mr. Albro terminates his employment within one year of the effective date of the agreement, he will be required to reimburse the Company for the signing bonus on a pro rata basis. The Agreement provides that no severance will be paid at termination.

The Company will provide Mr. Albro with a $2,000 per month housing and travel allowance for the duration of his employment, but only if he arranges for an additional residence in the community served by the Company within 90 days of the agreement’s effective date. Mr. Albro will be eligible to participate in and receive benefits under the Company’s regular 401(k) savings plan, but he will not be eligible for health and welfare benefits such as medical and dental benefits, life insurance, and short and long-term disability. He will also be provided with a Company paid PDA or mobile phone, as well as concession telephone, toll, DSL and digital television services consistent with those available to other Company management employees.

Mr. Albro will also enter into an agreement with the Company indemnifying him with respect to certain legal costs and expenses pursuant to the Company’s By-Laws and the New York Business Corporation Law. This agreement will be in the form previously utilized by the Company with other officers and directors.

As a result of the Company’s entering into the contract with Mr. Albro, the Company’s contract with its current Interim President and Chief Executive Officer, Mr. Thomas H. Gray, will terminate on May 20, 2007.

Item 9.01 Financial Statements and Exhibits.

99.1 Press Release entitled "WVT Hires Duane Albro as President & CEO," dated April 23, 2007.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Warwick Valley Telephone Company

April 23, 2007	By:	Thomas H. Gray

Name: Thomas H. Gray
Title: Interim President & Chief Executive Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press release entitled "WVT Hires Duane Albro as President & CEO."